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             [LETTERHEAD OF TROOP MEISINGER STEUBER & PASICH, LLP]


                                April 3, 1998

VIA EDGAR AND FACSIMILE


Secretary
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: Cumetrix Data Systems Corp. Withdrawal of
         Form 8-A 12(g) (SEC File No. 000-23831) Filed
         On February 24, 1998.


Dear Sir or Madam:

     On behalf of Cumetrix Data Systems Corp. (the "Company"), we hereby request an Order withdrawing the Registration Statement on Form 8-A of the Company filed under Section 12(g) of the Securities Exchange Act of 1934, as amended, on February 24, 1998.

     Please contact the undersigned at (310) 443-7735 with any questions regarding the foregoing.

                                       Very truly yours,

                                       /s/ SANDER C. ZAGZEBSKI

                                       Sander C. Zagzebski
                                       for TROOP MEISINGER
                                       STEUBER & PASICH, LLP


cc:  Edward M. Kelly, Esq.
     Senior Counsel
     Division of Corporation Finance